UNITED STATES
       SECURITIES AND EXCHANGE COMMISSION
               WASHINGTON, D.C. 20549

                      FORM 12b-25

           NOTIFICATION OF LATE FILING

(Check One):   ====  Form 10-K === Form 20-F              SEC FILE NUMBER
=== Form 11-K   X   Form 10-Q === Form N-SAR
                                                              001-08397
     For Period Ended: January 31, 2000
     [  ]     Transition Report on Form 10-K                CUSIP NUMBER
     [  ]     Transition Report on Form 20-F
     [  ]     Transition Report on Form 11-K                  380724302
     [  ]     Transition Report on Form 10-Q
     [  ]     Transition Report on Form N-SAR
     For the Transition Period Ended:  --------------------------------

          Read Instruction (on back page) Before Preparing Form.
                            Please Print or Type.

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

GOLD STANDARD, INC.
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Full Name of Registrant


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Former Name if Applicable

136 SOUTH MAIN STREET, SUITE 712
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Address of Principal Executive Office (Street and Number)



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SALT LAKE CITY, UTAH 84101
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City, State and Zip Code

PART II - RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

               (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

               (b) The subject of annual report, semi-annual report, transition report on Form 10-K; Form 20-F, 11-K, Form - SAR, or portion thereof, will be filed on or before the
     [X]             fifteenth  calendar day following the  prescribed due date;
                     or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
               (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 11-K 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed).

The Company experienced delays in preparing is quarterly financial statements and obtaining the services of necessary personnel that prevented filing of the report without unreasonable effort.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

Rob M. Alston                                    (801)             521-3200
--------------------------------------------    -------           ------------
(Name)                                         (Area Code)    (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If answer is no, identify report(s). [X] Yes [ ] No

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(3)      Is it anticipated that any significant  change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
         thereof?                                         [ ] Yes  [X ] No

         If  so,  attach  an  explanation  of  the  anticipated   change,   both
         narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                         GOLD STANDARD, INC.
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               (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned here-unto duly authorized.

Date: March 14, 2000               By         /s/ Scott L. Smith
                                               ---------------------------------
                                               Scott L. Smith, President



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